Exhibit 10(a)8

FIRST AMENDMENT TO THE SOUTHERN COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”); and

WHEREAS, the Company has authorized an amendment to the Plan to modify the definition of Average Monthly Earnings considered under the Plan in order to calculate a SERP Benefit; and

WHEREAS, Section 6.2 of the Plan provides in relevant part that the Plan may be amended or modified at any time by the Administrative Committee if such amendment does not involve a substantial increase in cost to an Employing Company.

NOW, THEREFORE, effective as the date set forth below, the Administrative Committee hereby amends the Plan as follows:

1.

Effective January 1, 2010, Section 5.1(b) of the Plan is hereby amended by deleting that Section in its entirety and replacing it with the following:

(b)           For purposes of Section 5.1(a)(1), the Participant’s Average Monthly Earnings shall be those considered under the Pension Plan in calculating his Retirement Income, but without regard to the limitation of Section 401(a)(17) of the Code, and including for purposes of Section 5.1(a)(1)(A), any Incentive Pay as of the applicable Plan Year in excess of 15% of the Participant’s corresponding base pay for the applicable Plan Year determined under this Section 5.1(b).

2.

Except as amended herein by this First Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee, through its duly authorized officer, has adopted the First Amendment to the Southern Company Supplemental Executive Retirement Plan, as amended and restated as of January 1, 2009, this 22nd day of December, 2009.

CHAIR, BENEFITS ADMINISTRATION COMMITTEE
Attest:	By: /s/Marsha S. Johnson
/s/C. C. Hudgins Secretary